Exhibit 10.1
Tax Allocation Agreement
by and among
Ralcorp Holdings, Inc.,
and
Post Holdings, Inc.
Dated as of __________, 20__

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2

TAX ALLOCATION AGREEMENT
          This TAX ALLOCATION AGREEMENT (this “Agreement”) is entered into as of [__________], by and between Ralcorp Holdings, Inc., a Missouri corporation (“Ralcorp”), and Post Holdings, Inc. (“Post”), a Missouri corporation and direct, wholly owned subsidiary of Ralcorp.
RECITALS
          WHEREAS, the Board of Directors of Ralcorp has determined that it is in the best interest of its shareholders to effect a reorganization and spin-off providing for the separation of the Post Group (as defined below) from the Ralcorp Group (as defined below);
          WHEREAS, Ralcorp, Post and Post Foods, LLC, a Delaware limited liability company and wholly-owned subsidiary of Ralcorp (“Post US”) have entered into a Separation and Distribution Agreement (the “Separation and Distribution Agreement”) providing for the separation of the Post Group from the Ralcorp Group;
          WHEREAS, pursuant to the tax laws of various jurisdictions, the Ralcorp Affiliated Group (as defined below) files certain tax returns on a consolidated, combined, unitary or other group basis;
          WHEREAS, pursuant to the terms of the Separation and Distribution Agreement, Ralcorp has and/or intends to enter into the series of steps set forth on Annex I.
          WHEREAS, for U.S. federal income tax purposes, it is intended that: (i) the Post Contribution (as defined below), taken together with the Distribution (as defined below) will qualify as a tax-free reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code; (ii) Ralcorp will not recognize gain or loss with respect to the Post Contribution (including the receipt by Ralcorp of the Post Debt Securities (as defined below) and any proceeds of the Post Credit Facility (as defined below)), (iii) the Ralcorp shareholders will not recognize gain or loss upon the receipt of Post Common Stock (as defined below) in the Distribution (except to the extent of cash received in lieu of fractional shares), (iv) provided the Retained Shares (as defined below) are transferred to Ralcorp creditors pursuant to the Equity for Debt Exchange (as defined below) or to Ralcorp shareholders pursuant to the Share Repurchase (as defined below), in each case, within 24 months following the Distribution, Ralcorp will not recognize gain or loss with respect to the Retained Shares (other than (A) deductions attributable to the fact that the Ralcorp Debt (as defined below) may be redeemed at a premium, (B) income attributable to the fact that the Ralcorp Debt may be redeemed at a discount, and (C) interest expense accrued with respect to the Ralcorp Debt), and (v) provided the Retained Shares are transferred to Ralcorp shareholders pursuant to the Share Repurchase within 24 months following the Distribution, no gain or loss will be recognized by (and no amount will be included in the income of) Ralcorp shareholders upon the exchange of Ralcorp Common Stock (as defined below) for Retained Shares pursuant to the Share Repurchase.
          WHEREAS, as a result of the Distribution, Post and/or its subsidiaries will cease to be members of the Ralcorp Affiliated Group; and
          WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.
AGREEMENT
          NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

          Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:
               “Accounting Cutoff Date” means, with respect to Post and its subsidiaries, any date as of the end of which there is a closing of the financial accounting records for such entity.
               “Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by Post and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Post® branded ready-to-eat cereal products as conducted immediately prior to the Distribution.
               “Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on a Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.
               “Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.
               “Agreement” has the meaning set forth in the first sentence of this Agreement.
               “Board Certificate” has the meaning set forth in Section 7.02(d) of this Agreement.
               “Business Day” means a day (other than Saturday or Sunday) on which banks are generally open in the State of New York, USA for ordinary business.
               “Canada Sale” has the meaning set forth in Annex I.
               “Code” means the U.S. Internal Revenue Code of 1986, as amended.
               “Company” or “Companies” means Ralcorp, and/or Post, as the context requires.
               “Company Indemnifying Party” has the meaning set forth in Section 5.02(b) of this Agreement.
               “Controlling Party” has the meaning set forth in Section 10.02(d) of this Agreement.
               “Debt for Debt Exchange” has the meaning set forth in Annex I.
               “Debt for Debt Exchange Agreement” has the meaning set forth in Annex I.
               “DGCL” means the Delaware General Corporation Law.
               “Distribution” has the meaning set forth in Annex I.
               “Distribution Date” means the date of the Distribution.
               “Equity for Debt Exchange” has the meaning set forth in Annex I.
               “Equity for Debt Exchange Agreement” has the meaning set forth in Annex I.

               “Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.
               “Final Determination” means the final resolution of liability for Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.
               “Group” means the Ralcorp Group or the Post Group, or both, as the context requires.
               “Income Taxes” means any Tax imposed by any Tax Authority which is imposed on or measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
               “Indemnitee” has the meaning set forth in Section 13.03 of this Agreement.
               “Indemnitor” has the meaning set forth in Section 13.03 of this Agreement.
               “IRS” means the United States Internal Revenue Service.
               “Joint Return” shall mean any Return of a member of the Ralcorp Group or the Post Group that is not a Separate Return.
               “Non-Controlling Party” has the meaning set forth in Section 10.02(d) of this Agreement.
               “Non-US Transfers” means transfers relating to the Canada Sale.
               “Notified Action” has the meaning set forth in Section 7.04(a) of this Agreement.
               “Other Taxes” means any Tax imposed by any Tax Authority other than any Income Taxes or any Transfer Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
               “Past Practices” has the meaning set forth in Section 4.04(a) of this Agreement.
               “Payment Date” means (i) with respect to any Ralcorp Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.
               “Payor” has the meaning set forth in Section 5.02(a) of this Agreement.
               “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.
               “Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.
               “Post” have the meaning set forth in the first sentence of this Agreement.
               “Post Business” has the meaning set forth in the Separation and Distribution Agreement.
               “Post Capital Stock” means all classes or series of capital stock of Post, including (i) the Post common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Post for U.S. federal income tax purposes.
               “Post Carried Item” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Post Group which may or must be carried from one Tax Period to another prior Tax Period, or carried from one Tax Period to another subsequent Tax Period, under the Code or other applicable Tax Law.
               “Post Contribution” has the meaning set forth in Annex I.
               “Post Credit Facility” has the meaning set forth in Annex I.
               “Post Debt Securities” has the meaning set forth in Annex I.
               “Post Full Taxpayer” means the assumption that the Post Group (a) is subject to the highest marginal regular statutory income Tax rate that would be applicable to Post if it filed Tax Returns on a standalone basis, (b) has sufficient taxable income to permit the realization or receipt of the relevant Tax Benefit at the earliest possible time, and (c) is not subject to the alternative minimum tax.
               “Post Group” means Post and its Affiliates.
               “Post Group Attributes” means any Tax Attributes of the Post Group.
               “Post Separate Return” means any Separate Return of Post or any member of the Post Group.
               “Post US” has the meaning set forth in the recitals to this Agreement.
               “Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.
               “Prime Rate” means the base rate on corporate loans charged by Citibank, N.A. from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.
               “Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.
               “Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Post management or shareholders, is a hostile acquisition, or otherwise, as a result of which Post would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Post and/or one or more holders of outstanding shares of Post Capital Stock, a number of shares of Post Capital Stock that would, when combined with any other changes in ownership of Post Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of Post as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of Post as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by Post of a shareholder rights plan or (B) issuances by Post that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the exchanging or non-exchanging shareholders, as applicable. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
               “Ralcorp” has the meaning set forth in the first sentence of this Agreement.
               “Ralcorp Affiliated Group” has the meaning set forth in the definition of “Ralcorp Federal Consolidated Income Tax Return.”
               “Ralcorp Debt” has the meaning set forth in Annex I.
               “Ralcorp Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Ralcorp is the common parent (the “Ralcorp Affiliated Group”).
               “Ralcorp Full Taxpayer” means the assumption that the Ralcorp Affiliated Group (a) is subject to the highest marginal regular statutory income Tax rate, (b) has sufficient taxable income to permit the realization or receipt of the relevant Tax Benefit at the earliest possible time, and (c) is not subject to the alternative minimum tax.
               “Ralcorp Group” means Ralcorp and its Affiliates, excluding any entity that is a member of the Post Group.
               “Ralcorp Separate Return” means any Separate Return of Ralcorp or any member of the Ralcorp Group.
               “Ralcorp State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the Ralcorp Group together with one or more members of the Post Group.
               “Recoverable Taxes” has the meaning set forth in Section 2.02.
               “Representation Letters” means the representation letters and any other materials (including, without limitation, the Ruling Request) delivered or deliverable by Ralcorp and others in connection with the rendering by Tax Advisors, and/or the issuance by the IRS, of the Tax Opinions/Rulings.
               “Required Party” has the meaning set forth in Section 5.02(a) of this Agreement.

               “Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.
               “Retained Shares” has the meaning set forth in Annex I.
               “Retention Date” has the meaning set forth in Section 9.01 of this Agreement.
               “Ruling” means any private letter ruling (and any supplemental private letter ruling) issued by the IRS to Ralcorp in connection with the Transactions.
               “Ruling Documents” means the Ruling and the Ruling Request.
               “Ruling Request” means any letter filed by Ralcorp with the IRS requesting a ruling regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.
               “Section 7.02(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.
               “Separate Return” means (a) in the case of any Tax Return of any member of the Post Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Ralcorp Group and (b) in the case of any Tax Return of any member of the Ralcorp Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Post Group.
               “Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and among Ralcorp, Post and Post US dated [__________].
               “Share Repurchase” has the meaning set forth in Annex I.
               “Share Retention” has the meaning set forth in Annex I.
               “Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.
               “Straddle Period Returns” means any Tax Return for a Straddle Period that includes one or more members of the Post Group.
               “Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
               “Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, or any other Tax Item that could reduce a Tax.
               “Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

               “Tax Benefit” means any item of loss, deduction, credit, refund or any other Tax Item that decreases Taxes paid or payable. Tax Benefits are to be determined using the assumption that each party pays Federal, state, local and foreign Tax at the highest applicable marginal corporate Tax rate and can fully utilize any available Tax Benefits.
               “Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).
               “Tax Control” means the definition of “control” set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.
               “Tax Dispute” has the meaning set forth in Section 14 of this Agreement.
               “Tax-Free Status” means: (i) the qualification of the Post Contribution, taken together with the Distribution as a tax-free reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code; (ii) the nonrecognition of gain or loss by Ralcorp with respect to the Post Contribution (including the receipt by Ralcorp of the Post Debt Securities and any proceeds of the Post Credit Facility), (iii) the nonrecognition of gain or loss by Ralcorp shareholders upon the receipt of Post Common Stock in the Distribution (except to the extent of cash received in lieu of fractional shares), (iv) provided the Retained Shares are transferred to Ralcorp creditors pursuant to the Equity for Debt Exchange or to Ralcorp shareholders pursuant to the Share Repurchase, in each case, within 24 months following the Distribution, the nonrecognition of gain or loss by Ralcorp with respect to the Retained Shares (other than (A) deductions attributable to the fact that the Ralcorp Debt may be redeemed at a premium, (B) income attributable to the fact that the Ralcorp Debt may be redeemed at a discount, and (C) interest expense accrued with respect to the Ralcorp Debt), and (v) provided the Retained Shares are transferred to Ralcorp shareholders pursuant to the Share Repurchase within 24 months following the Distribution, the nonrecognition of gain or loss by (and no amount will be included in the income of) Ralcorp shareholders upon the exchange of Ralcorp Common Stock for Retained Shares pursuant to the Share Repurchase.
               “Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.
               “Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.
               “Tax Opinions/Rulings” means the opinion or opinions of Tax Advisors deliverable to Ralcorp in connection with the Transactions and/or the Ruling or Rulings.
               “Tax Period” means, with respect to any Tax, the period for which the Tax is reported as set forth under the Code or other applicable Tax Law.
               “Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.
               “Tax-Related Losses” means (i) all federal, state and local Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Ralcorp (or any Ralcorp Affiliate) or Post (or any Post Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Transactions to have Tax-Free Status.

               “Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
               “Third Party Indemnifying Party” has the meaning set forth in Section 5.02(b) of this Agreement.
               “Transaction Agreements” means the Separation and Distribution Agreement and all agreements included in the definition “Transaction Agreement” contained therein.
               “Transactions” means the Post Contribution, Distribution, Debt for Debt Exchange, Equity for Debt Exchange, Share Retention and Share Repurchase.
               “Transfer Taxes” has the meaning set forth in Section 2.02.
               “Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
               “Transition Services Agreement” has the meaning set forth in the Separation and Distribution Agreement.
               “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Ralcorp, on which Ralcorp may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Transactions would have qualified for Tax-Free Status if the transaction in question did not occur.
          Section 2. Allocation of Tax Liabilities.
          2.01 Pre-Distribution/Post-Distribution Taxes.
               (a) Income Taxes.
          (i) Except as otherwise provided in Sections 2.02 and Section 2.03, Ralcorp shall indemnify and hold harmless, Post and each member of the Post Group from and against (A) all Income Taxes of the Ralcorp Group and (B) all Income Taxes of any affiliated, consolidated, combined or unitary group of which Post or any member of the Post Group was a member on or before the Distribution Date, including pursuant to Treas. Reg. 1.1502-6 or analogous or similar state, local or foreign law or regulation.
          (ii) Except as otherwise provided in Sections 2.01(a)(i), 2.02 and 2.03, Post shall indemnify and hold harmless Ralcorp and each member of the Ralcorp Group from and against all Income Taxes of the Post Group for any Post-Distribution Period.
               (b) Other Taxes.
          (i) Post shall be liable for and shall indemnify Ralcorp and each member of the Ralcorp Group for all Other Taxes in which such Tax is imposed on Post, Post US or a member of the Post Group as a separate entity and for which such entity files a Separate Return.
          (ii) Except as otherwise provided in Section 2.01(b)(i), Ralcorp shall be liable for and shall indemnify Post and each member of the Post Group for all Other Taxes.
          2.02 Transfer Taxes. Post shall be liable for and shall indemnify Ralcorp and each member of the Ralcorp Group for any value-added, sales or other Taxes incurred in connection with the Non-U.S. Transfers or the

Transactions that would be recoverable (whether or not actually recovered by Post or any member of the Post Group) under applicable laws (including Canadian Federal goods and services tax, harmonized sales tax, Quebec sales tax and Canadian Provincial sales tax) (“Recoverable Taxes”). All other stamp, sales, use, gross receipts, value-added, real estate transfer or other transfer Taxes incurred in connection with the Non-US Transfers or the Transactions (such Taxes, together with any interest, penalties or additions to such Taxes, “Transfer Taxes”) shall be shared equally by Ralcorp, on the one hand, and Post on the other hand. For the avoidance of doubt, Transfer Taxes shall not include Taxes on or measured by net income.
          2.03 Transaction Taxes.
               (a) Ralcorp shall indemnify and hold harmless Post and each member of the Post Group from and against any Tax Related Losses other than those described in Section 2.03(b). In the case of each of the items described in 2.03(a) such amounts to be calculated on the basis that Post or such Post Group member or Affiliate is a Post Full Taxpayer.
               (b) Post shall indemnify and hold harmless Ralcorp and each member of the Ralcorp Group from and against any Tax Related Losses that are attributable to or result from any one or more of the following:
          (i) any inaccurate representation made in Sections 7.01 or 7.02;
          (ii) any inaccurate statement of fact or inaccurate representation (or omission to state a material fact, the omission of which causes the facts stated or representations made not to be complete and accurate in all material respects) made by Post in a letter or certificate that forms the basis for any Tax Opinions/Rulings;
          (iii) any action or failure to take action by Post or a member of the Post Group, or any of their Affiliates, after the Distribution Date that violates the covenants made by Post set forth in this Agreement, the Separation and Distribution Agreement or any other Transaction Agreement;
          (iv) the direct or indirect acquisition (other than pursuant to the Distribution) of all or a portion of Post’s stock and/or its or its subsidiaries’ stock or assets by any means whatsoever by any Person;
          (v) any negotiations, understandings, agreements or arrangements by Post with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Post representing a Fifty-Percent or Greater Interest therein;
          (vi) any action or failure to act by Post after the Distribution (including, without limitation, any amendment to Post’ certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Post stock (including, without limitation, through the conversion of one class of Post Capital Stock into another class of Post Capital Stock); or
          (vii) any act, or failure to act, by Post or any Post Affiliate as set forth in Section 7.02 (regardless whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (i), (ii) or (iii) of Section 7.02(c), or a Board Certificate described in Section 7.02(d)).
               In the case of each of the items described in this Section 2.03(b), such amounts shall be calculated on the basis that Ralcorp or such Ralcorp Group member or Affiliate is a Ralcorp Full Taxpayer.

     2.04 Post Group Attributes. For the avoidance of doubt, except as otherwise set forth in Section 6.01, Post shall not be entitled to receive payment from Ralcorp in respect of any Post Group Attributes utilized by the Ralcorp Group or for any reduction of any Taxes (or increase in Tax Attributes) or any Tax Benefit realized by the Ralcorp Group (whether such Tax Attributes, Tax Benefits or reduction in Taxes are reported on an original Tax Return, arise pursuant to a Final Determination or otherwise).
     Section 3. Proration of Taxes.
     3.01 General Method of Proration. Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by Ralcorp. If the Distribution Date is not an Accounting Cutoff Date (and provided an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) is not made), the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Distribution Date. At Ralcorp’s election, in its sole discretion, an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) (relating to ratable allocation of a year’s items) shall be made. At Ralcorp’s request, Post shall join in making an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D).
     3.02 Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre-Distribution Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre-Distribution Periods.
     3.03 Other Income Taxes. Except to the extent required by law, for the avoidance of doubt, any Tax Item resulting from Post and/or its subsidiaries ceasing to be members of the Ralcorp Group (including any Tax Items required to be taken into account by the Ralcorp Group under Treas. Reg. Sections 1.1502-13 and 1.1502-19) shall be treated as arising in the Pre-Distribution Period.
     Section 4. Preparation and Filing of Tax Returns.
     4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 8.
     4.02 Ralcorp’s Responsibility. Ralcorp has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:
               (a) all Ralcorp Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Distribution Date;
               (b) all Ralcorp State Combined Income Tax Returns or Joint Returns which Ralcorp reasonably determines are required to be filed (or which Ralcorp chooses to be filed) by the Companies or any of their Affiliates for any Tax Period that includes one or more members of the Ralcorp Group for all Pre-Distribution Periods; and
               (c) all Post Separate Returns relating to Income Taxes and Ralcorp Separate Returns which Ralcorp reasonably determines are required to be filed by the Companies or any of their Affiliates (or which Ralcorp chooses to be filed) for Tax Periods ending on or before the Distribution Date.

          4.03 Post’s Responsibility. Post shall prepare and file, or shall cause to be prepared and filed:
               (a) all Tax Returns required to be filed by or with respect to members of the Post Group other than those Tax Returns which Ralcorp is required, or chooses, to prepare and file under Section 4.02, provided that Post shall not file any Post Separate Returns for an Affiliate of Post with respect to a Tax Period in a jurisdiction and for a type of Tax where Ralcorp files a Joint Return that includes such Affiliate of Post; and
               (b) all Straddle Period Returns.
               The Tax Returns required to be prepared and filed by Post under this Section 4.03 shall include any Post Tax Return for Tax Periods beginning on or after the Distribution Date.
          4.04 Tax Accounting Practices.
               (a) General Rule. Except as provided in Section 4.04(b), any Tax Return for a Pre-Distribution Period or Straddle Period shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices or unless there is no adverse effect to Ralcorp), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices or there is no adverse effect to Ralcorp), in accordance with generally acceptable Tax accounting practices.
               (b) Reporting of Transactions. The Tax treatment reported on any Tax Return relating to the Transactions shall be consistent with the treatment thereof in the Ruling Requests and the Tax Opinions/Rulings except to the extent otherwise required by a Final Determination.
          4.05 Consolidated or Combined Tax Returns. At Ralcorp’s election, in its sole discretion, Post will elect and join, and will cause its respective Affiliates to elect and join, in filing any Ralcorp State Combined Income Tax Returns and any Joint Returns that Ralcorp determines are required to be filed or that Ralcorp chooses to file pursuant to Section 4.02(b). With respect to any Post Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, Post will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent reasonably determined by Ralcorp.
          4.06 Right to Review Tax Returns. The Responsible Company with respect to any Tax Return shall make such Tax Return and related workpapers available for review by the other Companies, if requested, to the extent (a) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to be liable, (b) such Tax Return relates to Taxes and the requesting party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (c) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (d) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph at least fifteen (15) days prior to the due date for filing of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return.
          4.07 Post Carrybacks, Carryforwards and Claims for Refund. Post hereby agrees that Ralcorp shall be entitled to determine in its sole discretion whether (a) any Adjustment Request with respect to any Joint Return shall be filed to claim in any Pre-Distribution Period any Post Carried Item, and (b) any available elections shall be made to waive the right to claim in any Pre-Distribution Period with respect to any Joint Return any Post Carried Item, and whether any affirmative election shall be made to claim any such Post Carried Item.

          4.08 Apportionment of Earnings and Profits and Tax Attributes. Ralcorp shall in good faith advise Post as soon as reasonably practicable in writing of the portion, if any, of any earnings and profits, Tax Attribute, overall foreign loss or other consolidated, combined or unitary attribute which Ralcorp determines shall be allocated or apportioned to the Post Group under applicable Tax law. Post and all members of the Post Group shall prepare all Tax Returns on a basis that is consistent with the information provided in such written notice. In the event of an adjustment by a Tax Authority to the earnings and profits or any Tax Attribute determined by Ralcorp, Ralcorp shall promptly notify Post in writing of such adjustment. For the absence of doubt, Ralcorp shall not be liable to Post or any member of the Post Group for any failure of any determination under this Section 4.08 to be accurate under applicable law.
          Section 5. Tax Payments.
          5.01 Payment of Taxes. In the case of any Joint Return:
               (a) Computation and Payment of Tax Due. At least three (3) Business Days prior to any Payment Date for any Tax Return, Ralcorp shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date and shall notify Post of the amount Ralcorp has tentatively determined is required to be paid by Post in respect of such Tax Return under this Agreement. Ralcorp shall pay such amount that Ralcorp has computed is required to be paid to the applicable Tax Authority to such Tax Authority on or before such Payment Date.
               (b) Computation and Payment of Liability With Respect To Tax Due. Following notice of the computation of Tax due pursuant to Section 5.01(a) and within five (5) days following the earlier of (i) the due date (including extensions) for filing any Tax Return or (ii) the date on which such Tax Return is filed, Post shall pay to Ralcorp the amount, if any, for which Post is responsible under the provisions of Section 2. For the avoidance of doubt, Post shall make payments pursuant to this Section 5.01(b) upon the payment by Ralcorp of estimated Taxes (or Taxes due with a request for extension of time to file) and appropriate adjustments shall be made at the time the corresponding final Tax Return is filed.
               (c) Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Company shall compute the amount for which the other Company is responsible in accordance with Section 2 and the other Company shall pay to the Responsible Company any amount due to the Responsible Company under Section 2 within five (5) days from the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.
               (d) For the avoidance of doubt, for purposes of this Section 5.01, Ralcorp shall be the Responsible Party with respect to any Ralcorp Federal Consolidated Income Tax Return.
          5.02 Indemnification Payments.
               (a) If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within eight (8) days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.
               (b) If any Company (the “Third Party Indemnifying Party”) is required under the terms of an agreement to which it is a party (or with respect to which it has agreed to guarantee the obligations thereunder) to pay to a third party a Tax that another Company (the “Company Indemnifying Party”) is liable for under this Agreement, the Company Indemnifying Party shall reimburse the Third Party Indemnifying Party within eight (8) days of delivery by the Third Party Indemnifying Party to the Company Indemnifying Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.
               (c) All indemnification payments under this Agreement shall be made by Ralcorp directly to Post and by Post directly to Ralcorp; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Ralcorp Group, on the one hand, may make such indemnification payment to any member of the Post Group, on the other hand, and vice versa.
          Section 6. Tax Benefits.
          6.01 Tax Benefits.
               (a) Ralcorp shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes received by any member of the Ralcorp Group or the Post Group, other than any refund to which Post is entitled pursuant to Section 6.01(e). Post shall not be entitled to any refund (or any interest thereon received from the applicable Tax Authority), except as set forth in Section 6.01(e). A Company receiving a refund to which another Company is entitled hereunder shall pay over such refund to such other Company within five (5) Business Days after such refund is received.
               (b) The amount of economic benefit of any Tax Benefit of Post or any member of the Post Group as a result of an adjustment pursuant to a Final Determination of any Taxes (i) arising in any Pre-Distribution Period shall be for the account of the Ralcorp Group, (ii) arising in any Post-Distribution Period shall be for the account of the Post Group and (iii) arising in any Straddle Period (other than with respect to Taxes described in Section 2.01(b)(i)) shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period pursuant to the principles set forth in Section 3 above.
               (c) For purposes of determining whether an adjustment to any Taxes for which a member of the Ralcorp Group is liable hereunder is expected to result in a Tax Benefit for Post, the Post Group shall be deemed to be a Post Full Taxpayer. For purposes of determining the amount of Taxes for which the Ralcorp Group is, or is reasonably expected to be, liable as a result of an adjustment pursuant to a Final Determination, the Ralcorp Group shall be deemed (i) not to utilize any Tax Attributes available to the Ralcorp Group and (ii) to be a Ralcorp Full Taxpayer.
               (d) No later than five (5) Business Days following a Final Determination described in Section 6.01(b), Ralcorp shall provide Post with a written calculation of the amount payable to Ralcorp by Post pursuant to this Section 6. In the event that Post disagrees with any such calculation described in this Section 6.01(d), Post shall so notify Ralcorp in writing within thirty (30) days of receiving the written calculation set forth above in this Section 6.01(d). Ralcorp and Post shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under Section 6.01(b) shall be determined in accordance with the disagreement resolution provisions of Section 14 as promptly as practicable.
               (e) Without prejudice to Section 6.01(a), Post shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes reported on a Post Group Tax Return for a Post-Distribution Period. For the avoidance of doubt, Ralcorp, and not Post, shall be entitled to any refund or Tax Benefit that results from a Post Carried Item, other than any refund to which Post is entitled pursuant to the first sentence of this Section 6.01(e).
          6.02 Ralcorp and Post Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation. (a) Solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in Section 7.09 of the Separation and Distribution Agreement shall be entitled to claim, in a Post-Distribution Period, any Income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.
          Section 7. Tax-Free Status.
          7.01 Tax Opinions/Rulings and Representation Letters. Each of Post and Ralcorp hereby represents and agrees that (a) it has examined the Ruling Documents and the Representation Letters prior to the date hereof and (b) subject to any qualifications therein, all information contained in such Ruling Documents or Representation Letters that concerns or relates to such Company or any member of its Group are and will be true, correct and complete.
          7.02 Restrictions on Post.
               (a) Post agrees that it will not take or fail to take, or permit any Post Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. Post agrees that it will not take or fail to take, or permit any Post Affiliate to take or fail to take, any action which prevents or could reasonably be expected to prevent (i) the Tax-Free Status, or (ii) any transaction contemplated by the Separation and Distribution Agreement which is intended by the parties to be tax-free from so qualifying.
               (b) Post agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, in each case, taking into account Section 355(b)(3) of the Code.
               (c) Post agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not:
          (i) enter into any Proposed Acquisition Transaction or, to the extent Post has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Post’ charter or bylaws or otherwise),
          (ii) merge or consolidate with any other Person or liquidate or partially liquidate,
          (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Post pursuant to the Post Contribution or sell or transfer 60% or more of the gross assets of the Active Trade or Business or 60% or more of the consolidated gross assets of Post and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date),
          (iv) redeem or otherwise repurchase (directly or through a Post Affiliate) any Post stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48),

          (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Post Capital Stock (including, without limitation, through the conversion of one class of Post Capital Stock into another class of Post Capital Stock), or
          (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Post or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Post shall have requested that Ralcorp obtain a Ruling in accordance with Section 7.04(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and Ralcorp shall have received such a Ruling in form and substance satisfactory to Ralcorp in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether a Ruling is satisfactory, Ralcorp may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), or (B) Post shall provide Ralcorp with an Unqualified Tax Opinion in form and substance satisfactory to Ralcorp in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, Ralcorp may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and Ralcorp may determine that no opinion would be acceptable to Ralcorp) or (C) Ralcorp shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.
          (d) If Post proposes to enter into any Section 7.02(d) Acquisition Transaction or, to the extent Post has the right to prohibit any Section 7.02(d) Acquisition Transaction, proposes to permit any Section 7.02(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, Post shall provide Ralcorp, no later than ten (10) days following the signing of any written agreement with respect to the Section 7.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of Post Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of Post to the effect that the Section 7.02(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(c) apply (a “Board Certificate”).
          7.03 Restrictions on Ralcorp. Ralcorp agrees that it will not take or fail to take, or permit any member of the Ralcorp Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. Ralcorp agrees that it will not take or fail to take, or permit any member of the Ralcorp Group to take or fail to take, any action which prevents or could reasonably be expected to prevent (a) the Tax-Free Status, or (b) any other transaction contemplated by the Separation and Distribution Agreement which is intended by the parties to be tax-free from so qualifying; provided, however, that this Section 7.03 shall not be construed as obligating Ralcorp to consummate the Distribution without the satisfaction or waiver of all conditions set forth in Section 8.01 of the Separation and Distribution Agreement nor shall it be construed as preventing Ralcorp from terminating the Separation and Distribution Agreement pursuant to Section 14.13 thereof.
          7.04 Procedures Regarding Opinions and Rulings.
               (a) If Post notifies Ralcorp that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(c) (a “Notified Action”), Ralcorp and Post shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 7.02(c), unless Ralcorp shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

               (b) Ralcorp agrees that at the reasonable request of Post pursuant to Section 7.02(c), Ralcorp shall cooperate with Post and use its commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Post to take the Notified Action. Further, in no event shall Ralcorp be required to file any Ruling Request under this Section 7.04(b) unless Post represents that (i) it has reviewed the Ruling Request, and (ii) all information and representations, if any, relating to any member of the Post Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. Post shall reimburse Ralcorp for all reasonable costs and expenses incurred by the Ralcorp Group in obtaining a Ruling or Unqualified Tax Opinion requested by Post within ten (10) Business Days after receiving an invoice from Ralcorp therefor.
               (c) Ralcorp shall have the right to obtain a Ruling or a Tax opinion with respect to the Transactions (including an Unqualified Tax Opinion) at any time in its sole and absolute discretion. If Ralcorp determines to obtain such a Ruling or an Unqualified Tax Opinion, Post shall (and shall cause each Affiliate of Post to) cooperate with Ralcorp and take any and all actions reasonably requested by Ralcorp in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that Post shall not be required to make (or cause any Affiliate of Post to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Ralcorp and Post shall each bear its own costs and expenses in obtaining a Ruling or an Unqualified Tax Opinion requested by Ralcorp.
               (d) Post hereby agrees that Ralcorp shall have sole and exclusive control over the process of obtaining any Ruling, and that only Ralcorp shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 7.04(b), (i) Ralcorp shall keep Post informed in a timely manner of all material actions taken or proposed to be taken by Ralcorp in connection therewith; (ii) Ralcorp shall (A) reasonably in advance of the submission of any Ruling Request documents provide Post with a draft copy thereof, (B) reasonably consider Post’ comments on such draft copy, and (C) provide Post with a final copy; and (iii) Ralcorp shall provide Post with notice reasonably in advance of, and Post shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither Post nor any Post Affiliate directly or indirectly controlled by Post shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions (including the impact of any transaction on the Transactions).
          Section 8. Assistance and Cooperation.
          8.01 Assistance and Cooperation.
               (a) The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters covered by this Agreement relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Companies and their Affiliates available to such other Companies as provided in Section 9. The Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.
               (b) Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Ralcorp nor any Ralcorp

Affiliate shall be required to provide Post or any Post Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to Post, the business or assets of Post or any Post Affiliate or matters in which Post has an obligation to indemnify under this Agreement, and (ii) in no event shall Ralcorp or any Ralcorp Affiliate be required to provide Post, any Post Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Ralcorp determines that the provision of any information to Post or any Post Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence.
               (c) Following the acquisition of assets or stock relating to Post Canada, Post shall, upon the request of Ralcorp, cause the entity holding the assets or stock relating to Post Business in Canada to join in making an election under section 167 of the Canada Revenue Agency Excise Tax Act with respect to any Canadian federal goods and services tax imposed on such purchase.
          8.02 Income Tax Return Information.
               (a) Post and Ralcorp acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Ralcorp or Post pursuant to Section 8.01 or this Section 8.02. Post and Ralcorp acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Ralcorp or Post could cause irreparable harm.
               (b) The Companies shall provide to the other Companies information and documents relating to its Group, and in its possession, that are required by the other Companies to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.
          8.03 Reliance by Ralcorp. If any member of the Post Group supplies information to a member of the Ralcorp Group in connection with a Tax liability and an officer of a member of the Ralcorp Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Ralcorp Group identifying the information being so relied upon, the chief financial officer of Post (or any officer of Post as designated by the chief financial officer of Post) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Post agrees to indemnify and hold harmless each member of the Ralcorp Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Post Group having supplied, pursuant to this Section 8, a member of the Ralcorp Group with inaccurate or incomplete information in connection with a Tax liability.
          8.04 Reliance by Post. If any member of the Ralcorp Group supplies information to a member of the Post Group in connection with a Tax liability and an officer of a member of the Post Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Post Group identifying the information being so relied upon, the chief financial officer of Ralcorp (or any officer of Ralcorp as designated by the chief financial officer of Ralcorp) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Ralcorp agrees to indemnify and hold harmless each member of the Post Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Ralcorp Group having supplied, pursuant to this Section 8, a member of the Post Group with inaccurate or incomplete information in connection with a Tax liability.
          Section 9. Tax Records.

          9.01 Retention of Tax Records.The Companies shall preserve and keep all Tax Records in their possession and exclusively relating to the assets and activities of their Group for Pre-Distribution Periods, and Ralcorp shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations, or (b) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, a Company may dispose of such Tax Records upon ninety (90) days’ prior written notice to the other Companies. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Companies agree, then such first Company may dispose of such Tax Records upon ninety (90) days’ prior notice to the other Companies. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, Post determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then Post may decommission or discontinue such program or system upon ninety (90) days’ prior notice to Ralcorp and Ralcorp shall have the opportunity, at its cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.
          9.02 Access to Tax Records.The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Companies and their Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Companies in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.
          Section 10. Tax Contests.
          10.01 Notice. A Company shall provide prompt notice to the other Companies of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by another Company hereunder, provided, however, that the indemnifying Company shall not be relieved of its obligations hereunder by reason of any failure by the indemnified Company to so notify except to the extent such failure actually prejudices the indemnifying Company. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.
          10.02 Control of Tax Contests.
               (a) Ralcorp. Ralcorp may elect to control, and have the sole discretion in handling, settling or contesting, subject to Sections 10.02(d) and (e) below, any Tax Contest relating to (i) all Tax Returns for which Ralcorp is responsible for preparing and filing under Section 4.02, (ii) all Transfer Taxes, (iii) all Transaction Taxes assessed against Ralcorp or members of the Ralcorp Group by the applicable Taxing Authority and (iv) the Tax treatment of the Transactions.
               (b) Post. Post may elect to control, and have the sole discretion in handling, settling or contesting, subject to Sections 10.02(d) and (e) below, any Tax Contest relating to (i) all Tax Returns for which Post is responsible for preparing and filing under Section 4.03, (ii) all Transaction Taxes assessed against Post by the applicable Taxing Authority, and (iii) all Recoverable Taxes.
               (c) Joint Returns and Certain Other Returns. In the case of any Tax Contest with respect to any Joint Return or Ralcorp State Combined Income Tax Return, Ralcorp shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(d) and (e) below.
               (d) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 10.02(a) or (b), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company.
               (e) Tax Contest Participation. Unless waived by the parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to request to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 10.02(e) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
               (f) Power of Attorney. Each member of the Post Group shall execute and deliver to Ralcorp (or such member of the Ralcorp Group as Ralcorp shall designate) any power of attorney or other similar document reasonably requested by Ralcorp (or such designee) in connection with any Tax Contest (as to which Ralcorp is the Controlling Party) described in this Section 10.
          Section 11. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof, (a) all prior intercompany Tax allocation agreements or arrangements shall be terminated, and (b) amounts due under or contemplated by such agreements or arrangements as of the date hereof shall be settled as of the date hereof. Upon such termination and settlement, no further payments by or to Ralcorp or by or to Post, with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements or arrangements shall be disregarded for purposes of computing amounts due under this Agreement.
          Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.
          Section 13. Treatment of Payments; Tax Gross Up.
          13.01 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law any Tax Indemnity and/or Tax Benefit payments made by a Company under this Agreement shall, to the extent permitted by Tax Law, be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution.
          13.02 Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.
          13.03 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under Section 15 of this Agreement, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 2.02 to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.
          Section 14. Disagreements. Post and Ralcorp mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Tax Dispute”) between any member of the Ralcorp Group and any member of the Post Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Dispute. If such good faith negotiations do not resolve the Tax Dispute, then the matter shall be resolved pursuant to the procedures set forth in Article XII of the Separation and Distribution Agreement, provided, however, that upon the request of either Company, the arbitrator selected by each of the parties pursuant to Section 12.04 of the Separation and Distribution Agreement shall be a recognized tax professional, such as a United States tax counsel or accountant of recognized national standing. Nothing in this Section 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Dispute through the procedures set forth in Article XII of the Separation and Distribution Agreement could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Transaction Agreements, Ralcorp and Post are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Ralcorp and Post will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 14.
          Section 15. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 15 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 15 or the interest rate provided under such other provision.
          Section 16. Expenses. Except as otherwise provided in this Agreement or the Transition Services Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.
          Section 17. General Provisions.
          17.01 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.
          17.02 Entire Agreement. This Agreement and the Transaction Agreements, including the Schedules and Exhibits referred to herein and therein and the documents delivered pursuant hereto and thereto, constitute the entire agreement between any of the parties hereto with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between any of the parties hereto with respect to such subject matter.
          17.03 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF MISSOURI, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION OR RULE THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
          17.04 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of Ralcorp and Post.
          17.05 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Company or Companies entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Company, it is in writing signed by an authorized representative of such Company. The failure of any Company to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Company thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
          17.06 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
          17.07 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the parties hereto.
          17.08 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided, however, that the rights and obligations of any Company under this Agreement shall not be assignable by such Company (whether by a sale of assets, merger, operation of law or otherwise) without the prior written consent of the other parties hereto. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).
          17.09 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed duly given or delivered (a) when delivered personally, (b) if transmitted by facsimile when confirmation of transmission is received or by email when receipt of such email is acknowledged by return email, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (d) if sent by private courier when received; and shall be addressed as follows:
If to Ralcorp, to:
Ralcorp Holdings, Inc.
800 Market Street
St. Louis, Missouri 63101
Attention: Gregory A. Billhartz
Facsimile: (314) 877-
If to Post, to:
Post Holdings, Inc.
[Address]
Attention:
Facsimile:
or to such other address as such Company may indicate by a notice delivered to the other Companies.
          17.10 No Reliance on Other Company. The parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the parties hereto may have. The parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and the Transaction Agreements and their rights in connection with this Agreement and the Transaction Agreements. The parties hereto are not relying upon any representations or statements made by any other Company, or any such other Company’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The parties hereto are not relying upon a legal duty, if one exists, on the part of any other Company (or any such other Company’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Company hereto shall ever assert any failure to disclose information on the part of any other Company as a ground for challenging this Agreement or any provision hereof.
          17.11 Performance. Each Company shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein.
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     IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

“Ralcorp”	“Post”
Ralcorp Holdings, Inc.,	Post Holdings, Inc.,
a Missouri corporation	a Missouri corporation

By:	By:

Name:	Name:

Title:	Title:

ANNEX I
Transaction Steps

Step One.	Ralcorp forms a new wholly-owned subsidiary, Post, which will be Missouri corporation.

Step Two.	Post borrows funds from one or more unrelated third parties (the “Post Credit Facility”). Ralcorp contributes all of the equity interest in Post US to Post (“Post Contribution”) in exchange for additional shares of Post, a portion of the borrowing proceeds and newly issued securities of Post (“Post Debt Securities”). The borrowing proceeds retained by Post will be used to pay the purchase price for the Canada Sale (defined below) and for working capital.

Step Three.	Post will use a portion of the borrowing proceeds to acquire the portion of the Post Business located in Canada from Post Foods Canada Corporation (or its successor or affiliate) through either a direct or indirect stock or asset purchase (the “Canada Sale”), to be held in a newly formed Canadian entity (“New Post Canada”).

Step Four.	Ralcorp will distribute at least 80% of the stock of Post pro rata to its shareholders (the “Distribution”) and will retain no more than 20% of the stock of Post (the “Retained Shares;” the retention of the Retained Shares by Ralcorp is referred to herein as the “Share Retention”).

Step Five.	Before or after Steps One, Two, Three and Four, Ralcorp will borrow cash from one or more financial institutions (the “Ralcorp Debt”). At a time when the financial institution(s) have held the Ralcorp Debt for no less than 5 days, Ralcorp and the financial institution(s) may enter into (i) an exchange agreement (the “Debt for Debt Exchange Agreement”) pursuant to which the parties agree to exchange an amount of Ralcorp Debt to be determined by the parties bargaining at arm’s length for Post Debt Securities, and (ii) an exchange agreement (the “Equity for Debt Exchange Agreement”) pursuant to which the parties agree to exchange an amount of Ralcorp Debt to be determined by the parties bargaining at arm’s length for Retained Shares.

Step Six.	At a time when the financial institution(s) have held the Ralcorp Debt as principals for at least 14 days, Ralcorp will transfer (i) the Post Debt Securities to the financial institution(s) in repayment of all or a portion of the Ralcorp Debt (the “Debt for Debt Exchange”), and (ii) the Retained Shares to the financial institution(s) in repayment of all or a portion of the Ralcorp Debt (the “Equity for Debt Exchange”).

Step Seven.	If market conditions are conducive, Ralcorp, pursuant to the plan that includes the Distribution, intends to transfer any remaining Retained Shares to its shareholders in exchange for shares of Ralcorp Common Stock (the “Share Repurchase”). Any Share Repurchase will in no event be completed later than 24 months following the Distribution. Any of the Retained Shares not disposed of in the Share Repurchase will be disposed of as soon as is warranted consistent with the business purpose for the Share Retention, but in any event not later than 5 years after the Distribution.